EXHIBIT 99.3

704,234,180 SHARES OF COMMON STOCK OF
FLAGSTAR BANCORP, INC.
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON JANUARY 25, 2010 UNLESS EXTENDED.

December 30, 2009

Dear Stockholders:

This letter is being distributed to stockholders in connection with the offering by Flagstar Bancorp, Inc. (the “Company”) of up to an aggregate of 704,234,180 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company, pursuant to the exercise of subscription rights (“Subscription Rights”) distributed to all holders of record of shares of Common Stock of the Company, as of the close of business on December 24, 2009 (the “Record Date”). The Subscription Rights are described in the enclosed prospectus supplement and the accompanying base prospectus (collectively, the “Prospectus”) and evidenced by a subscription rights certificate registered in your name or in the name of your nominee.

You will receive 1.5023 Subscription Rights for each share of Common Stock owned as of the Record Date. You will not receive any fractional subscription rights, instead fractional subscription rights will be rounded up to the next largest whole number. Each Subscription Right will entitle you to purchase one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.71 per share (the “Subscription Price”). In addition, each holder of Subscription Rights that exercises its Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same Subscription Price of $0.71 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of the subscription rights under their Basic Subscription Privilege as of the expiration date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that you and the other subscription rights holders who have exercised your Basic Subscription Privileges on your Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. Each holder of Subscription Rights may only exercise such holder’s Over-Subscription Privilege if such holder exercised such holder’s Basic Subscription Privilege in full and other holders of Subscription Rights do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata among those Subscription Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of shares available under their Basic Subscription Privilege.

The Subscription Rights will expire at 5:00 P.M., New York City time, on January 25, 2010, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”). You should read the Prospectus carefully before deciding whether to exercise your Subscription Rights.

Your Subscription Rights will be evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) which, if not exercised, will cease to have any value as of the Expiration Date.

Enclosed are copies of the following documents for you to use:

1. The Prospectus;

2. Your Subscription Rights Certificate;

3. The Instructions for Use of Flagstar Bancorp, Inc. Subscription Rights Certificates; and

4. A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise Subscription Rights, properly completed and executed subscription rights certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, including final clearance of any checks, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Subscription Rights Certificate prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting Registrar and Transfer Company, the Subscription Agent, at 800-368-5948. Any questions or requests for assistance concerning the Subscription Rights should be directed to the Subscription Agent.

Sincerely,

By

Joseph P. Campanelli
Chief Executive Officer and Chairman of the Board

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